EXHIBIT 10.3

Note:  This exhibit reflects an amendment to the IBM 401(k) Plus Plan to revise the definition of “Committee” under the Plan.

Amendment No. 2

IBM 401(k) PLUS PLAN

(As Amended and Restated as of January 1, 2008)

Instrument of Amendment

Recitals:

International Business Machines Corporation (“IBM”) has established and maintains the IBM 401(k) Plus Plan (“the Plan”), a qualified retirement plan that meets the requirements of Section 401(a) of the Internal Revenue Code (“the Code”) and that includes a cash or deferred arrangement within the meaning of Section 401(k) of the Code.

In accordance with Section 13.01 of the Plan, IBM has reserved the right to amend the Plan at any time and from time to time.

IBM amended and restated the Plan, effective as of January 1, 2008.

IBM has determined to amend the Plan, as heretofore restated, in the manner set forth in this Instrument of Amendment, to be effective as specified herein.

1.             Section 1.14 is amended effective November 16, 2009, to read as follows:

1.14         “Committee” means the Retirement Plans Committee of IBM, which shall consist of the individuals with the following positions (or successor positions) at IBM: Senior Vice President and Chief Financial Officer; Senior Vice President, Human Resources; senior Finance executive reporting to the Senior Vice President and Chief Financial Officer and responsible for funded benefit plans; and Senior Vice President & General Counsel.  Effective beginning November 16, 2009, the Retirement Plans Committee shall consist of the individuals with the following positions (or successor positions) at IBM: Senior Vice President and Chief Financial Officer; Senior Vice President, Human Resources; and Senior Vice President & General Counsel.

12.           Section 11.03 is amended, effective August 1, 2007, to read as follows:

11.03      Responsibilities of Committee

(a)          The Committee shall be responsible for:

(i)            the appointment, retention, and removal of:

(A)          the Trustee that holds the assets of the Fund, and

(B)           the Trustee or Investment Managers that direct or manage the investment, acquisition, and disposition of the assets of the Fund or of any Investment Fund;

(ii)           the establishment and amendment of investment policies and guidelines for the Plan, provided, however, that the Committee, in its sole discretion, may delegate all or part of such responsibility to the Trustee or Investment Managers, or to employees of IBM, or to Participants;

(iii)          the review of the performance of the Plan Administrator, the Trustee, the Investment Managers, and any others appointed by it at such times as the Committee determines; and

(iv)          the establishment of such rules as it may deem appropriate for the conduct of its business with respect to the Plan.

(b)           The Committee may, by duly adopted resolution, delegate to the Plan Administrator, or any officer or employee of IBM, the authority to carry out any decision, resolution, directive, or delegation of the Committee.  The Committee may, by duly adopted resolution, delegate to the IBM senior Finance executive reporting to the Senior Vice President and Chief Financial Officer and responsible for funded benefit plans, the authority granted to the Committee under subsection (a)(i)(B) or Section 5.01(c).